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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
CASCADE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

To the Shareholders:

    Cascade Corporation's 2001 Annual Meeting will take place on Thursday, June 14, 2001, at 10:00 a.m., Pacific Daylight Time, at Corporate Headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon. Shareholders will be asked to consider the following items of business:

1.
Electing three Directors to serve three-year terms.

2.
Such other business as may properly come before the meeting.

    Shareholders of record at the close of business on May 18, 2001 will be entitled to vote at the meeting.

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      Greg H. Kubicek
                      Chairman

Portland, Oregon
May 18, 2001

PROXY STATEMENT

ELECTION OF DIRECTORS

    Our Board of Directors currently consists of nine directors, which our Bylaws divide into three groups. The term of office of one group expires at each Annual Meeting. This year the terms of Dr. Wilgenbusch and Dr. Lardy and Mr. Osterman expire. They are nominated for reelection and, if elected, will serve terms ending in 2004.

    The accompanying proxy will be voted in favor of Dr. Wilgenbusch, Dr. Lardy and Mr. Osterman, or, if any of them is unable to serve, for another nominee designated by the Board of Directors. Election of directors will be determined by a plurality of the votes cast. Abstentions or broker non-votes will not affect the determination of a plurality. Each nominee was elected to the Board at the 1999 Annual Meeting.

NOMINEES

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 55
Dr. Lardy is a Senior Fellow at The Brookings Institution, a policy research institution in Washington, D.C.
JAMES S. OSTERMAN	Director since 1994	Age 62
Mr. Osterman is President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., a diversified manufacturer.
NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 53

Dr. Wilgenbusch is President of Marylhurst College. She currently Chairs the Oregon Regional Advisory Board for Pacificorp, and serves on the Pacificorp Advisory Board for Scottish Power, an international energy company. She is Chairman of the Portland Branch of the Federal Reserve Bank of San Francisco.

DIRECTORS WHOSE TERMS CONTINUE

(Term Expires 2002)

ROBERT C. WARREN, JR.	Director since 1982	Age 52

Mr. Warren has served as President and Chief Executive Officer of the Corporation since May, 1996. He was President and Chief Operating Officer until May, 1996, and was formerly Vice President—Marketing. He is a director of ESCO Corporation, a manufacturer of high alloy steel products.
GREG H. KUBICEK	Director since 1998	Age 44

Mr. Kubicek is Chairman of the Corporation. He is President of The Holt Company, a commercial real estate development company, and serves as President of Holt Homes, Inc., and as director of Bay Audio, an audio and electronics firm.
JACK B. SCHWARTZ	Director since 1995	Age 64
Mr. Schwartz is a partner in the law firm of Newcomb, Sabin, Schwartz & Landsverk, LLP and Assistant Secretary of the Corporation.
HENRY W. WESSINGER II	Director since 1998	Age 48

Mr. Wessinger is Senior Vice President, Ragen MacKenzie, Inc., a brokerage firm. He serves as a trustee of the Oregon Graduate Institute of Science and Technology; a trustee of the Catlin Gabel School Foundation, and a director of River View Cemetery.

(Term Expires 2003)

C. CALVERT KNUDSEN	Director since 1974	Age 76

Mr. Knudsen served as Chairman of the Corporation until October 16, 2000. He is a director of West Fraser Timber Co., Ltd., a trustee of the Washington Research Foundation, retired Chairman and Chief Executive Officer of MacMillan Bloedel, Ltd., a director and treasurer of The Ostrum Company, and Chairman of The Dundee Wine Company.
ERNEST C. MERCIER	Director since 1997	Age 68

Mr. Mercier is Chairman of Oxford Properties Group, Inc.. He is also a director of Camvec Corporation, a transportation company, Golden Star Resources, Ltd., a gold and diamond exploration company, and Madison Oil, Inc., an oil and gas exploration company.

Board Committees and Meetings

    The Board of Directors currently has standing Audit, Nominating and Governance and Compensation Committees. Each director attended at least 75% in aggregate of the meetings of the Board and committees on which he or she served. The members of the committees and the number of meetings held in the year ended January 31, 2001 are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation	Special
C. Calvert Knudsen	X	X	X	X
Greg H. Kubicek	X (Chair)	X		X
Nicholas R. Lardy	X		X		X
Ernest C. Mercier	X	X (Chair)			X
James S. Osterman	X	X		X (Chair)	X (Chair)
Jack B. Schwartz	X
Robert C. Warren, Jr.	X		X (Chair)
Henry W. Wessinger II	X		X		X
Nancy A. Wilgenbusch	X	X			X
Number of meetings	8	4	1	1	7

    The Nominating and Governance Committee makes recommendations to the Board with respect to nominations or elections of directors and officers. The Committee will consider prospective nominees to the Board of Directors recommended in writing by shareholders. Shareholders should address recommendations to the Committee at the Corporation's Executive Offices. Separate reports from the Compensation and Audit Committees are presented below.

    In March of 2000, the Board of Directors appointed a Special Committee of Directors to consider options to increase shareholder value, consisting of Mr. Osterman, Chair, Dr. Wilgenbusch, and Dr. Lardy and Mr. Mercier. Mr Wessinger was appointed to the Special Committee in April, 2000. The Special Committee functioned through March 2, 2001.

Remuneration of Directors

    Directors, who are not employees of the Corporation, received a $15,000 annual retainer, and attendance fees of $1,000 for each Board and Special Committee meeting and $700 for each standing committee meeting attended during the year ended January 31, 2001. Mr. Osterman received $50,000 for service as Special Committee Chair and other Committee members received $25,000 each.

Mr. Kubicek received an additional $25,000 retainer upon becoming Chairman of the Corporation in October, 2000.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee recommends executive salary levels and compensation programs to the Board of Directors for approval. Compensation for key Cascade executives consists of three major elements: base salary, annual incentive, and long term incentive. The Committee, with advice from the consulting firm of William M. Mercer Co., reviewed executive compensation and developed an approach to salary and incentive compensation which was fully implemented during the year ended January 31, 2001.

    The Committee recommended base salary levels for the year ended January 31, 2001, after considering both compensation ranges for executives with like responsibilities in comparable companies and industries, and their view that executive compensation should reflect performance incentives to a substantial degree.

    The incentive plan groups executive officers according to responsibility levels and establishes target annual incentive levels for each group. Incentive payments are triggered only if Cascade's net income reaches 75% of budgeted net income. Executive incentive awards are based on three criteria: Cascade's net income relative to the budget (40%), return on assets (40%), and the individual executive's achievement against agreed objectives (20%). Once net income of 75% of budgeted net income is reached, executive officers will be eligible for bonuses equal to a minimum of 40%, and a maximum of 200%, of base pay depending upon the degree to which the three qualifying criteria are met. For the year ended January 31, 2001, actual incentive payments to all officers including the Chief Executive Officer ranged from 175% to 200% of the participants' target levels.

    The Committee and the Board provided long-term incentives through option grants under Cascade's Senior Managers' Incentive Stock Option Plan.

    The Committee and the Board establish the Chief Executive Officer's compensation according to the criteria outlined above. Mr. Warren's incentive level target for the current year will equal 75% of base salary, and his incentive payment will be based 50% on net income relative to budget and 50% on return on assets, thus tying his incentive eligibility entirely to overall corporate performance.

                      COMPENSATION COMMITTEE
                      James S. Osterman, Chair
                      C. Calvert Knudsen
                      Greg H. Kubicek
                      Nicholas Lardy

AUDIT COMMITTEE REPORT

    The Company's Audit Committee consists of five non-employee directors, who are independent, as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Board has adopted a charter that governs the Audit Committee. The Charter is attached to this Proxy Statement as Appendix A. The members of the Committee are Ernest C. Mercier, Chair, C. Calvert Knudsen, Greg H. Kubicek, James S. Osterman, and Nancy A. Wilgenbusch.

    The Company's management is responsible for Cascade Corporation's internal controls and financial reporting. PricewaterhouseCoopers, LLP, Cascade's independent auditors, are responsible for auditing Cascade's annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes, and recommends to the Board for its approval a firm of certified independent accountants to be Cascade's independent auditors.

    To fulfill our responsibilities, we did the following:

  •
  We reviewed the independent auditors audit plan for the year ended January 31, 2001.

  •
  We reviewed and discussed with Cascade's management and the independent auditors Cascade's consolidated financial statements for the fiscal year ended January 31, 2001.

  •
  We reviewed management's representations to us that those consolidated financial statements were prepared in accordance with generally accepted accounting principles.

  •
  We discussed with the independent auditors the matters that Statement on Auditing Standards No. 61 (communications with Audit Committees) requires them to discuss with us, including matters related to the conduct of the audit of Cascade's consolidated financial statements.

  •
  We received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 relating to their independence from Cascade, and we have discussed with PricewaterhouseCoopers LLP their independence from the Company.

  •
  We considered whether PricewaterhouseCoopers LLP's nonaudit services to Cascade were compatible with maintaining their independence from Cascade.

  •
  Based on the discussions we had with management and the independent auditors, the independent auditors' disclosures and letter to us, the representations of management to us and the report of the independent auditors, we recommended to the Board that Cascade's audited annual consolidated financial statements for the fiscal year 2001 be included in Cascade's Form 10-K for the fiscal year ended January 31, 2001 for filing with the Securities and Exchange Commission.

  •
  We recommended that the Board select PricewaterhouseCoopers LLP as Cascade's independent auditors to audit and report on any consolidated financial statements of Cascade filed with the Securities and Exchange Commission in fiscal year 2002.

  Audit Committee

  Ernest C. Mercier, Chair
  C. Calvert Knudsen
  Greg H. Kubicek
  James S. Osterman
  Nancy A. Wilgenbusch

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of May 18, 2001, concerning each beneficial owner of more than 5% of Cascade's common shares, beneficial ownership by all Directors, and by the corporate officers named in the Summary Compensation Table on Page 7. As of May 18, 2001, 11,439,890 common shares and one special voting share were outstanding. The share totals and percentage calculations below assume the conversion of 800,000 outstanding exchangeable shares issued by a Cascade subsidiary into a like number of common shares, and 383,089 shares issueable, based on stock options vesting within 60 days of May 18, 2001. TD Trust Company holds the special voting share as trustee for the exchangeable shares and is entitled to cast 800,000 votes on matters presented to shareholders. TD Trust Company is required to vote as the owner of the exchangeable shares may instruct.

Person or Entity	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
The Robert C. and Nani S. Warren Revocable (Trust), of which Nani S. Warren, Robert C. Warren, Jr., C. Calvert Knudsen, and Jack B. Schwartz are Trustees and share investment powers. Mr. Warren has sole voting power. Messrs. Knudsen and Schwartz disclaim beneficial ownership in Trust shares. c/o P.O. Box 20187 Portland, Oregon 97294-0187	1,632,392	(6)	12.9%
William J. Harrison The total shown includes 10,000 common shares as to which Mr. Harrison holds sole voting power and 800,000 exchangeable shares owned by W.J. Harrison Holdings, Ltd., each of which may be exchanged for one common share. Mr. Harrison owns 100% of the outstanding shares of W.J. Harrison Holdings, Ltd. Information is based upon a Schedule 13D filed with the Securities and Exchange Commission on or about February 9, 1999. 27 Fox Run Drive, RR#3 Guelph, Ontario, Canada N1H 6N9	810,000		6.4%
Dimensional Fund Advisors I The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on or about February 2, 2001. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	755,950	(9)	6.0%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the Securities Exchange Commission on or about September 12, 2000. 17530 Little River Dr. Bend, Oregon 97707	682,100	(8)	5.4%
Michael W. Cook, Asset Management, Inc. The total shown reflects a Schedule 13d-1(b) filed with the Securities and Exchange Commission on or about February 14, 2001. 5170 Sanderlin Avenue Suite 200 Memphis, TN 38117	659,900	(10)	5.2%
Robert C. Warren, Jr	169,067	(4)(5)	1.3%
Jack B. Schwartz	137,931	(3)	1.1%
C. Calvert Knudsen	11,937		*

James S. Osterman	9,537		*
Nicholas R. Lardy	7,837		*
Greg H. Kubicek	7,115		*
Henry W. Wessinger II	6,750		*
Ernest Mercier	4,937		*
Nancy Wilgenbusch	3,937		*
Richard S. Anderson	35,988	(5)	*
Gregory S. Anderson	32,167	(5)	*
Terry H. Cathey	38,278		*
Kurt G. Wollenberg	34,269	(5)(7)	*
13 Officers and Directors as a Group	2,132,142	(11)	16.9%

(1)
Includes shares issuable upon exercise of currently vested stock options or options that will vest within 60 days of May 18, 2001, as follows: R.C. Warren, Jr., 81,963, T.H. Cathey, 31,778, R.S. Anderson, 28,611, G.S. Anderson, 27,152, K.G. Wollenberg, 28,154, C.C. Knudsen, N.R. Lardy, E.C. Mercier, J.S. Osterman, J.B. Schwartz, G.H. Kubicek, H.W. Wessinger and N.A. Wilgenbusch, 3,750 each, and all executive officers and directors, 383,089.

(2)
No officer or director owns more than 1% of Cascade's outstanding shares except for the following who may be considered to own beneficially the percentages indicated: R.C. Warren, Jr., 14.3%; C.C. Knudsen, 13.9%; and J.B. Schwartz, 15.0%. These percentages in each case include shares held as trustee for the Robert C. and Nani S. Warren Revocable Trust and should not be combined to determine the total percentage voting power of the persons listed.

(3)
Includes shared voting and investment powers as to 128,394 shares, or 1.0% of those outstanding, held by a charitable foundation, as to which Mr. Schwartz disclaims beneficial interest.

(4)
Includes shared voting and investment powers as to 22,000 shares, sole voting and investment powers as to 9,600 shares, held as fiduciary for the benefit of various family members and 1,200 shares owned by Mr. Warren's spouse, as to all which Mr. Warren disclaims beneficial interest and an estate, as to which Mr. Warren disclaims beneficial interest.

(5)
Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 29,954; R.S. Anderson, 2,659; G.S. Anderson, 5,016; and K.G. Wollenberg, 5,440.

(6)
Nani S. Warren, Robert C. Warren, Jr., C. Calvert Knudsen and Jack B. Schwartz are Trustees of the Trust and share investment powers. Mr. Warren has sole voting power. Messrs. Knudsen and Schwartz disclaim beneficial ownership of Trust shares

(7)
Mr. Wollenberg resigned from the Company, effective May 4, 2001.

(8)
Such shares will be voted as directed by Mr. Robert J. Davis.

(9)
Dimensional Fund Advisors Inc. has sole voting power with respect to such shares which are owned by certain of its advisory clients. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such securities.

(10)
Michael W. Cook Asset Management, Inc., has sole voting power with respect to such shares which are owned by certain of its advisory clients.

(11)
Includes an aggregate of 1,793,586 shares held by officers and directors in fiduciary capacities.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND MANAGEMENT

    Newcomb, Sabin, Schwartz & Landsverk, LLP, a firm in which a director, Jack B. Schwartz, is a partner, provides legal services to Cascade in the ordinary course of business. During the year ended January 31, 2001, Cascade paid the firm fees approximating $2.4 million related to services provided over a period of nine years in connection with environmental matters and related litigation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of more than 10% of any class of our shares to file reports regarding their stock ownership and any changes in that ownership with the Securities and Exchange Commission. Cascade believes its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements during the year ended January 31, 2001.

Item 13.  Certain Relationships and Related Transactions

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

    The following table provides information concerning compensation of Cascade's Chief Executive Officer and each of its four other most highly compensated executive officers for the year ended January 31, 2001, and for each of the prior two fiscal years.

Annual Compensation
Name and Principal Position	Year ended January 31,	Salary	Incentive Payment	All Other Compensation(2)
Robert C. Warren, Jr. President and Chief Executive Officer	2001 2000 1999	$325,000 325,000 275,004	$487,500 175,000 272,833	$18,250 11,400 11,400
Terry H. Cathey Sr. Vice President—Americas	2001 2000 1999	170,000 160,000 150,000	221,000 95,455 148,818	12,017 11,400 11,000
Kurt G. Wollenberg(1) Sr. Vice President—Finance	2001 2000 1999	150,000 150,000 130,020	170,625 95,455 129,975	11,250 11,000 5,201
Richard S. Anderson Sr. Vice President—International	2001 2000 1999	150,000 140,000 130,020	182,000 82,727 128,975	11,217 10,600 10,167
Gregory S. Anderson Vice President—Human Resources	2001 2000 1999	140,000 140,000 129,955	140,000 82,727 128,975	10,850 10,600 10,167

(1)
Mr. Wollenberg resigned from the Company, effective May 4, 2001.

(2)
The amounts shown primarily relate to Cascade contributions to a 401(k) plan for the benefit of the named executives.

Compensation Pursuant to Stock Options

					Potential Realizable Value at Assumed Rates for Option Term(2)
								Value of Unexercised in-the-money options at 1/31/01
	Options Granted in Fiscal 2001	% of Total Options Granted
Name			Exercise Price Per Share	Expiration Date(1)(2)			Options Outstanding at 1/31/01
					5%	10%
Robert C. Warren, Jr.	57,000	26.9%	$10.93	5/11/10	$1,014,818	$1,615,927	124,360	$250,487
Terry H. Cathey	15,000	7.08	9.94	5/11/10	242,868	386,727	44,408	39,287
Kurt G. Wollenberg(3)	15,000	7.08	9.94	5/11/10	242,868	386,727	43,307	38,594
Richard S. Anderson	15,000	7.08	9.94	5/11/10	242,868	386,727	41,087	38,941
Gregory S. Anderson	15,000	7.08	9.94	5/11/10	242,868	386,727	38,653	38,594

(1)
Under the terms of the Stock Option Plan, options are granted at fair market value (110% of fair market value in Mr. Warren's case). Vesting for options granted in fiscal 1999, 2000, and 2001 occurs over a four year period, while options granted in previous years generally may not be exercised until the employee has completed three years of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate on the date of the optionee's termination of employment with the corporation, or in the event of death or disability, on the first anniversary of the optionee's termination of employment.

(2)
Potential Realizable Value calculation assumes appreciation at the rate shown beginning on the date of grant through the option expiration date.

(3)
Mr. Wollenberg resigned from the Company effective May 4, 2001.

Severance Agreements

    Cascade has entered into severance agreements with Messrs. R.C. Warren, Jr., R.S. Anderson, and T.H. Cathey. A similar agreement was in place with Mr. Wollenberg until his resignation effective May 4, 2001. Under the agreements each would be entitled to certain benefits if his employment is involuntarily terminated (other than for cause) within 12 months following a change in control of the Company. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual's level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

    The agreements define a change in control of the Company as (a) a change in the composition of the Board of Directors over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade's assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction series of related transactions that the Board does not recommend for shareholder acceptance or approval.

    An officer whose employment is involuntarily terminated following a change in control would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer's average annual compensation of the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock options; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer's average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Internal Revenue Code.

    Each agreement provides that the officer will not compete with Cascade for a period of 24 months following termination of employment for any reason.

PERFORMANCE GRAPH

    The following graph compares the annual percentage change in the cumulative shareholder return on Cascade common stock with the cumulative total return of the Russell 2000 Index and an industry group of peer companies, in each case assuming investment of $100 on January 31, 1996, and reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CASCADE CORPORATION, THE RUSSELL 2000 INDEX
AND A PEER GROUP

* $100 INVESTED ON 1/31/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS
FISCAL YEAR ENDING JANUARY 31.

    The peer group comprises the following companies: Agco Corp., Alamo Group Inc., Arts Way Mfg. Inc., Astec Inds, Inc., Gehl Co., Gencor Inds. Inc., JLG Inds. Inc., Lindsay Mfg. Co., Nordson Corp., Paragon Technologies Inc. Com., Peerless Mfg. Co., Valmont Inds. Inc.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Cascade has selected PricewaterhouseCoopers LLP, an independent certified public accounting firm, to continue to serve it in that capacity for the current fiscal year. Cascade expects representatives of PricewaterhouseCoopers LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

    Fees billed for professional services performed by PricewaterhouseCoopers LLP for the year ended January 31, 2001 were $774,200, including $457,600 for audit-related services and $316,600 for nonaudit services. Audit services include fees for the annual audit of the Company's financial statements for the year ended January 31, 2001, reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during the year ended January 31, 2001, and consultation on accounting standards. Nonaudit services were primarily tax services, services performed in connection with the activities of the Special Board Committee, and benefit plan and statutory audits.

PROXY SOLICITATION

    Cascade may make arrangements with brokerage houses and other custodians to send proxies and proxy-soliciting materials to their principals, and may reimburse them for their expenses.

SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the next Annual Meeting must be received by Cascade no later than January 31, 2002, to be included in the proxy materials for the meeting.

ANNUAL REPORT

    Cascade is mailing its Annual Report on Form 10-K to shareholders with this Notice of Annual Meeting and Proxy Statement. The Annual Report is not incorporated in the Proxy Statement by reference, nor is it a part of the proxy-soliciting material.

    A copy of Cascade's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to record or beneficial shareholders as of the record date. Requests for the form should be addressed to the Secretary, Cascade Corporation, at its Executive Offices, P.O. Box 20187, Portland, Oregon 97294-0180.

APPENDIX A

AUDIT COMMITTEE CHARTER

A.
The Audit Committee shall have at least three members and consist solely of independent directors qualified under the rules of the New York Stock Exchange. The Chair shall be appointed by the Board and shall be responsible for scheduling meetings.

B.
The Audit Committee and Board are responsible for the selection, evaluation and replacement of the independent auditors, and such auditors ultimately are accountable to the Board and the Audit Committee.

C.
The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis a formal written statement delineating all relationships between the outside auditors and the Company.

D.
The Audit Committee is responsible for actively engaging in dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the auditor's objectivity and independence, and for recommending that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

E.
The Audit Committee shall meet at least twice annually, or more frequently, as determined by the Chair, and shall meet at least annually with Management and the outside auditors separately to discuss any matters that the Committee believes should be discussed privately. In addition, at least the Chair should meet with the outside auditors and Management quarterly to review the Company's financial statements. The Committee shall also have such additional responsibilities as prescribed by rules of the New York Stock Exchange or the SEC and the Corporate Bylaws.

CASCDE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 14, 2001
This Proxy Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints R.C. Warren and G.H. Kubicek as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent, and to vote, as designed hereon, all the shares of common stock of Cascade Corporation held of record by the undersigned on May 18, 2001, at the Annual Meeting of Shareholders to be held at Cascade Corporation, 2201 N.E. 201st Ave., Fairview, OR 97024, on June 14, 2001, and at any adjournment or postponement thereof.

    The Board of Directors recommends a vote FOR the three nominees for election as directors.

    THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE THREE NOMINEES FOR ELECTION AS DIRECTORS.

(Continued, and to be marked, dated and signed, on the reverse side)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as indicated in this example	/x/
Election of Three Directors to serve three year terms.	For, except vote withheld from the following nominee(s):

NOMINEES: N.R. Lardy, J.S. Osterman, N.A. Wilgenbusch.
FOR ALL NOMINEES	WITHHELD ALL NOMINEES
/ /	/ /
Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.
Dated	, 2001

Signature
Signature

/*\ FOLD AND DETACH HERE /*\

QuickLinks

DIRECTORS WHOSE TERMS CONTINUE (Term Expires 2002)
(Term Expires 2003)
COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICER COMPENSATION
PERFORMANCE GRAPH
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PROXY SOLICITATION
SHAREHOLDER PROPOSALS
ANNUAL REPORT
APPENDIX A AUDIT COMMITTEE CHARTER